Prospectus Supplement No. 1                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 6, 2001              File No. 333-62234


                                 CEPHALON, INC.

           $400,000,000 5-1/4 CONVERTIBLE SUBORDINATED NOTES DUE 2006


         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated August 6, 2001, as amended and supplemented from time to time, relating to the potential resale from time to time of $400,000,000 5-1/4 Convertible Subordinated Notes due 2006 and 5,405,405 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.


         The following table supplements, or amends, as noted, the information set forth in the prospectus under the caption "Selling Securityholders" with respect to:

         - the principal amount of notes beneficially owned by each selling securityholder and the maximum principal amount that each may offer, and


         - the number of shares of common stock issued upon conversion of the notes that each selling securityholder may sell under the prospectus, as amended or supplemented.



                                                                                     NUMBER OF COMMON
                                                              PRINCIPAL AMOUNT         SHARES ISSUED
                                                                  OF NOTES            UPON CONVERSION
                                                                BENEFICIALLY           THAT MIGHT BE
NAME OF SELLING SECURITYHOLDER (1)                                OWNED (2)                 SOLD
----------------------------------                            ----------------       ----------------
The following information supplements the information
set forth in the prospectus originally filed or as
previously amended or supplemented:


AIG/National Union Fire Insurance                                 1,250,000                16,891
Allete, Inc.                                                        750,000                10,135
Boilermakers Blacksmith Pension Trust                             1,800,000                24,324
Credit Suisse First Boston Corporation                           21,500,000               290,540
Delaware PERS                                                     2,050,000                27,702
F.R. Convt. Sec. Fn.                                                200,000                 2,702
ICI American Holdings Trust                                         750,000                10,135
Ondeo Nalco                                                         330,000                 4,459

Robertson Stephens, Inc.                                         50,000,000               675,675
Southern Farm Bureau Life Insurance                                 850,000                11,486
Starvest Combined Portfolio                                       1,375,000                18,581
Starvest Managed Portfolio                                           70,000                   945
State of Oregon - Equity                                          6,500,000                87,837
Sterling Invest Co.                                                 300,000                 4,054
Syngenta AG                                                         350,000                 4,729
Zeneca Holdings Trust                                               500,000                 6,756


(1) The information set forth herein is as of August 21, 2001 and will be updated as required.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.



            The date of this prospectus supplement is August 21, 2001.